Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated April 29, 2019, relating to the financial statements of Rise Companies Corporation appearing in this Regulation A Offering Statement.

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Statement.

/s/ RSM US LLP

McLean, Virginia

January 31, 2020